P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 23, 2018		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES INCREASE TO
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) declared an increase in the quarterly cash dividend from $0.22 per common share to $0.26 per common share on January 22, 2018, payable on February 20, 2018, to shareholders of record on February 5, 2018.
This dividend represents a payout of approximately $4.8 million, or 52.8%, of Peoples’ reported fourth quarter 2017 earnings. Based on the closing stock price of Peoples’ common shares of $34.03 on January 22, 2018, the quarterly dividend produces an annualized yield of 3.06%.
Peoples Bancorp Inc. is a diversified financial products and services company with $3.6 billion in assets, 74 locations, including 65 full-service bank branches and 72 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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